Exhibit 99.1

PRESS RELEASE

DRAGON PHARMA TO BE ACQUIRED IN GOING PRIVATE TRANSACTION
FOR $0.82 PER SHARE IN CASH

Vancouver, Canada – Dragon Pharmaceutical Inc. (“Dragon Pharma” or the “Company” TSX: DDD; OTCBB: DRUG) announced today that it has entered into a definitive merger agreement to be acquired by Chief Respect Limited, a Hong Kong corporation, which is a newly created entity controlled by Dragon Pharma’s Chairman and Chief Executive Officer, Yanlin Han, for $0.82 per share in cash. Mr. Han is the largest shareholder of the Company owning 37.95% of the total outstanding shares.

Under the terms of the merger agreement, Dragon Pharma’s shareholders, other than Mr. Han and shareholders who exercise their dissenter’s rights, will receive $0.82 in cash for each outstanding share of Dragon Pharma’s common stock representing a premium of approximately 37% over the Company’s closing share price of $0.60 on January 22, 2010, the last trading day prior to public announcement of Mr. Han’s initial proposal received on January 15, 2010 to acquire the Company for $0.80 per share. The $0.82 per share purchase price also represents a premium of 2.5% over Mr. Han’s initial proposal, and a premium of 19% over the Company’s closing share price of $0.69 on March 26, 2010, the last trading day prior to today’s announcement.

A special committee of independent directors consisting of Mr. Peter Mak, Chairman, Dr. Jin Li and Dr. Heinz Frey was established to act on behalf of the Company to evaluate Mr. Han’s proposal and consider other alternatives. After consideration of Mr. Han’s proposal and other potential alternatives, and discussions with independent counsel and a financial advisor who provided a fairness opinion, the special committee unanimously recommended approval of the merger to the full board. Based upon this recommendation, Dragon Pharma’s Board of Directors (with Mr. Yanlin Han not present) approved the merger and resolved to recommend that Dragon Pharma’s shareholders approve the merger.

“The special committee worked hard on this process over the past two and one-half months,” said Mr. Peter Mak, Chairman of the Special Committee. “With the assistance of our independent financial advisor and legal counsel, the special committee considered Mr. Han’s proposal and our current alternatives including staying independent.  After our review, we determined that this merger is in the best interests of the Company and its shareholders.”

The merger is expected to close in the second quarter of 2010 and is subject to certain closing conditions, including approval by Dragon Pharma’s shareholders, meeting certain requirements of the Toronto Stock Exchange, and other closing conditions set forth in the merger agreement. Under Florida law, the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote. Under the rules of the Toronto Stock Exchange, the merger agreement must be approved by the holders of a majority of the outstanding shares entitled to vote, excluding the votes of those shares owned by Yanlin Han or any other “interested” shareholders.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger discussed above. In connection with the proposed merger, we plan to file a proxy statement with SEC. INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to our shareholders. Investors and shareholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by us with the SEC, at the SEC's web site at http://www.sec.gov and on the Company’s web site at www.dragonpharma.com.  Free copies of the proxy statement, when it becomes available and our other filings with the SEC may also be obtained from us. Free copies of our filings may be obtained by directing a request to Dragon Pharmaceutical, Inc., Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9 Attention: Maggie Deng, Secretary.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be "participants" in the solicitation of proxies from our shareholders with respect to the proposed merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in our proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of our common stock as of May 19, 2009 is also set forth in our proxy statement for our 2009 annual meeting of shareholders, which was filed with the SEC on June 1, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

About Dragon Pharmaceutical Inc.
Dragon Pharmaceutical, headquartered in Vancouver, Canada, is a leading manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid, an API to combine with Amoxicillin to fight resistance, and 7-ACA, a key intermediate to produce cephalosporin antibiotics, and formulated cephalosporin antibiotic drugs. To learn more about Dragon Pharmaceutical Inc., please visit www.dragonpharma.com.

Safe Harbor Statement
This press release contains forward looking statements, including but not limited to, that a proposed merger with Mr. Han will be acted upon, approved and completed. These statements are subject to certain risks and uncertainties that could cause results to differ materially from those anticipated in the forward looking statement. Readers should not place undue reliance on forward looking statements, which only reflect the views of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors and other factors described in its periodic reports filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT:
Dragon Pharmaceutical Inc.
Maggie Deng, Chief Operating Officer or
Karen Huang, Manager, Business Research & Development
Telephone: +1(604)-669-8817 or
North America Toll Free: 1-877-388-3784

Email: ir@dragonpharma.com
Website: http://www.dragonpharma.com

Christensen Investor Relations:
Kathy Li
Telephone: +1 (480) 614 3036
Email: kli@christensenir.com